EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

THE H.T. HACKNEY CO.

and

SPARTAN STORES, INC.
L&L/JIROCH DISTRIBUTING COMPANY
J.F. WALKER COMPANY, INC.

Dated May 7, 2003

TABLE OF CONTENTS

1. DEFINITIONS AND USAGE

1.1 Definitions	1
1.2 Usage	10

2. SALE AND TRANSFER OF ASSETS; CLOSING

2.1 Assets to Be Sold	11
2.2 Excluded Assets	12
2.3 Consideration	13
2.4 Liabilities	13
2.5 Allocation	15
2.6 Closing	15
2.7 Closing Obligations	15
2.8 Adjustment Amount and Payment	17
2.9 Adjustment Procedure	17
2.10 Consents	19
2.11 Disclaimer of Implied Warranties	19

3. REPRESENTATIONS AND WARRANTIES OF SPARTAN

3.1 Organization and Good Standing	19
3.2 Enforceability; Authority; No Conflict	19
3.3 Financial Statements	20
3.4 [Reserved]	20
3.5 Sufficiency of Assets	21
3.6 Description of Owned Real Property	21
3.7 Title to Assets; Encumbrances	21
3.8 Condition of Facilities	21
3.9 Accounts Receivable	21
3.10 Inventory	22
3.11 No Undisclosed Liabilities	22
3.12 Taxes	22
3.13 No Material Adverse Change	22
3.14 Employee Benefits	22
3.15 Compliance with Legal Requirements; Governmental Authorizations	22
3.16 Legal Proceedings; Orders	23
3.17 Absence of Certain Changes and Events	24
3.18 Contracts; No Defaults	24
3.19 Insurance	26
3.20 Environmental Matters	26
3.21 Employees	27
3.22 Labor Disputes; Compliance	27
3.23 Intellectual Property Assets	28
3.24 Brokers or Finders	29
3.25 Solvency	29

i

4. REPRESENTATIONS AND WARRANTIES OF HACKNEY

4.1 Organization and Good Standing	29
4.2 Authority; No Conflict	29
4.3 Certain Proceedings	30
4.4 Brokers or Finders	30
4.5 Financing	30

5.COVENANTS OF SPARTAN PRIOR TO CLOSING

5.1 Access and Investigation	30
5.2 Operation of the Business of Spartan	31
5.3 Negative Covenant	31
5.4 Required Approvals	31
5.5 Notification	32
5.6 No Negotiation	32
5.7 Commercially Reasonable Efforts	32
5.8 Interim Financial Statements	32
5.9 Change of Name	32
5.10 Bulk Transfer	32
5.11 Current Evidence of Title	32
5.12 Distribution Agreements	34

6. COVENANTS OF HACKNEY PRIOR TO CLOSING

6.1 Required Approvals	34
6.2 Commercially Reasonable Efforts	35
6.3 Notification	35

7. CONDITIONS PRECEDENT TO HACKNEY'S OBLIGATION TO CLOSE

7.1 Accuracy of Representations	35
7.2 Spartan's Performance	35
7.3 Consents	35
7.4 Additional Documents	35
7.5 No Injunction	36
7.6 No Proceedings	36
7.7 No Conflict	36
7.8 Title Insurance	36
7.9 Governmental Authorizations	36
7.10 Distribution Agreement	36
7.11 Employees	37

8. CONDITIONS PRECEDENT TO SPARTAN'S OBLIGATION TO CLOSE

8.1 Accuracy of Representations	37
8.2 Hackney's Performance	37
8.3 Consents	37

8.4 Additional Documents	37
8.5 No Injunction	37
8.6 No Proceedings	37
8.7 Distribution Agreements	37

9. TERMINATION

9.1 Termination Events	38
9.2 Effect of Termination	38

10. ADDITIONAL COVENANTS

10.1 Employees and Employee Benefits	39
10.2 Post-Closing Matters	41
10.3 Payment of Transfer Taxes Resulting from Sale of Assets by Spartan	42
10.4 Reports and Returns	42
10.5 Noncompetition, Nonsolicitation and Nondisparagement	42
10.6 Assistance in Proceedings	43
10.7 Customer and Other Business Relationships	43
10.8 Retention of and Access to Records	43
10.9 Further Assurances	43
10.10 Sales to Spartan Customers	44
10.11 Michigan Tobacco Tax Payable	44
10.12 Spartan Contracts Not Included Among Business Contracts	44

11. INDEMNIFICATION; REMEDIES

11.1 Survival	44
11.2 Indemnification and Reimbursement by Spartan	44
11.3 Indemnification and Reimbursement by Spartan--Environmental Matters	45
11.4 Indemnification and Reimbursement by Hackney	46
11.5 Limitations on Amount--Spartan	46
11.6 Limitations on Amount--Hackney	46
11.7 Time Limitations	47
11.8 Third-Party Claims	47
11.9 Other Claims	48
11.10 Indemnification in Case of Strict Liability or Indemnitee Negligence	48
11.11 Additional Limitations on Indemnification	49
11.12 Remedies Exclusive	49
11.13 Indemnification Based on Tobacco Sales	50

12. GENERAL PROVISIONS

12.1 Expenses	50
12.2 Public Announcements	50
12.3 Notices	51
12.4 Waiver	51
12.5 Entire Agreement and Modification	52
12.6 Disclosure Letter	52
12.7 Assignments, Successors and No Third-Party Rights	52
12.8 Severability	52

12.9 Construction	53
12.10 Time of Essence	53
12.11 Governing Law	53
12.12 Waiver of Jury Trial	53
12.13 Execution of Agreement	53

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of May 7, 2003, by and among THE H.T. HACKNEY CO., a Tennessee corporation ("Hackney"); and SPARTAN STORES, INC., a Michigan corporation ("Spartan"), L&L/JIROCH DISTRIBUTING COMPANY, a Michigan corporation ("Jiroch"), and J.F. WALKER COMPANY, INC., a Michigan corporation ("Walker").

RECITALS

          Two of Spartan's subsidiaries, Jiroch and Walker, are engaged in the wholesale distribution of cigarettes, cigars, tobacco, tobacco products, candy, food, health and beauty care products, and other products to convenience stores (the "Business"). Spartan, Jiroch and Walker desire to sell, and Hackney desires to purchase, the Assets of the Business for the consideration and on the terms set forth in this Agreement.

          NOW, THEREFORE, FOR AND IN CONSIDERATION of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE

          1.1          Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article 1:

"Accounts Receivable" means (a) all trade accounts receivable and other rights to payment of Jiroch and Walker from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Jiroch and Walker to customers of the Business, (b) all other accounts or notes receivable of Jiroch and Walker related to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"Active Employees" has the meaning provided in Section 10.1(a).

"Adjustment Amount" has the meaning provided in Section 2.8.

"Agreement" has the meaning provided in the first paragraph of this Agreement.

"Appurtenances" means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

"Assets" has the meaning provided in Section 2.1.

"Assignment and Assumption Agreement" has the meaning provided in Section 2.7(a)(ii).

"Assumed Liabilities" has the meaning provided in Section 2.4(a).

"Bill of Sale" has the meaning provided in Section 2.7(a)(i).

"Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"Bulk Sales Laws" has the meaning provided in Section 5.10.

"Business" means the wholesale distribution of cigarettes, cigars, tobacco, tobacco products, candy, food, health and beauty care products, and other products to convenience stores conducted and operated by Jiroch and Walker.

"Business Contract" means any Contract of Jiroch or Walker (or of Spartan or any Spartan Subsidiary, if exclusively for the benefit of Jiroch or Walker) related to the Business (a) under which Jiroch or Walker has or may acquire any rights or benefits; (b) under which Jiroch or Walker has or may become subject to any obligation or liability; or (c) by which Jiroch or Walker or any of the Assets is or may become bound.

"Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Grand Rapids, Michigan are permitted or required to be closed.

"Closing" has the meaning provided in Section 2.6.

"Closing Date" means the date on which the Closing actually takes place.

"Closing Schedule" has the meaning provided in Section 2.9.

"COBRA" means Sections 601 through 608, inclusive, of ERISA.

"Code" means the Internal Revenue Code of 1986.

"Commercially Reasonable Efforts" means the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible with due regard for the costs and consequences of such efforts, provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"Consent" means any approval, consent, ratification, waiver or other authorization.

"Contemplated Transactions" means all of the transactions contemplated by this Agreement.

"Contract" means any agreement, contract, Lease, consensual obligation, promise or undertaking that is legally binding.

"Convenience Store Products" has the meaning provided in Section 5.12.

"Damages" has the meaning provided in Section 11.2.

"Disclosure Letter" means the disclosure letter delivered by Spartan to Hackney concurrently with the execution and delivery of this Agreement.

"Effective Time" means 11:59 p.m., EDT on the Closing Date.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, to which Spartan contributes on behalf of employees involved in the Business or to which employees involved in the Business contribute, (b) qualified defined contribution retirement plan or arrangement (i) which is an Employee Pension Benefit Plan, and (ii) to which Spartan contributes on behalf of employees involved in the Business or to which employees involved in the Business contribute, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), to which Spartan contributes on behalf of employees involved in the Business or to which employees involved in the Business contribute, (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, in which employees involved in the Business participate or (e) for any Employees involved in the Business, any bonus, incentive, severance, stock option, stock purchase, short term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary considerations during short absences for illness or otherwise.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

"Encumbrance" means any charge, claim, community or other marital property interest, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

          (a)          any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

          (b)          any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

          (c)          financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d)          any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

"Environmental Law" means any Legal Requirement that requires or relates to:

          (a)          advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b)          preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

          (c)          reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

          (d)          assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)          protecting resources, species or ecological amenities;

          (f)          reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

          (g)          cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

          (h)          making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Exchange Act" means the Securities Exchange Act of 1934.

"Excluded Assets" has the meaning provided in Section 2.2.

"Excluded Inventory" has the meaning provided in Section 2.2(i).

"Facilities" means any real property, leasehold or other interest in real property currently owned or operated by Spartan in the Business at the respective locations specified in Section 3.6, including the Tangible Personal Property used or operated by Spartan at the respective locations of the Real Property specified in Section 3.6.

"GAAP" means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the past practices of Spartan.

"Governing Documents" means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (c) any amendment or supplement to any of the foregoing.

"Governmental Authorization" means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement held by Jiroch or Walker (or by Spartan or any Spartan Subsidiary pertaining exclusively to the Business) required for the conduct of the Business or ownership of the Assets.

"Governmental Body" means any:

          (a)          nation, state, county, city, town, borough, village, district or other jurisdiction;

          (b)          federal, state, local, municipal, foreign or other government;

          (c)          governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

          (d)          multinational organization or body; or

          (e)          body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

"Hackney" has the meaning provided in the first paragraph of this Agreement.

"Hackney Group" has the meaning provided in Section 5.1.

"Hackney Indemnified Persons" has the meaning provided in Section 11.2.

"Hackney's Closing Documents" has the meaning provided in Section 4.2(a).

"Hackney's Notice" has the meaning provided in Section 5.11(c)(iii).

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment.

"Hazardous Material" means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

"Hired Active Employees" has the meaning provided in Section 10.1(b)(i).

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act.

"Improvements" means all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

"Indemnified Person" has the meaning provided in Section 11.8.

"Indemnifying Person" has the meaning provided in Section 11.8.

"Intellectual Property Assets" has the meaning provided in Section 3.23(a).

"Insured Exception" has the meaning provided in Section 5.11(d).

"Interim Balance Sheet" has the meaning provided in Section 3.3.

"Inventory" means all inventory owned by Jiroch and Walker and related to the Business, wherever located, including without limitation all cigarettes and cigars, all tobacco, candy, food, health and beauty, and other convenience products, and all other materials and supplies owned by Jiroch and Walker to be used or consumed in the Business.

"IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Jiroch" means L&L/Jiroch Distributing Company, its successors and assigns.

"Kmart Receivables" means all Accounts Receivable owed to Spartan by Kmart Corporation or any Related Person to Kmart Corporation and shall include the administrative expense claim in the pending bankruptcy proceeding filed by Kmart Corporation.

"Knowledge" means an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is currently serving as an executive officer of that Person has, or at any time had, Knowledge of that fact or other matter (as set forth above). For purposes of Spartan Stores, Inc an executive officer shall be limited to David Staples. For purposes of Jiroch and Walker, an executive officer shall be limited to and only include the following individuals: Joseph R. White, President, C-Store Division; David L. Hodson, Director, Finance, C-Store Division; Charles Hyde, Director, Sales, C-Store Division; Steven D. Wassink, Director, I.T., C-Store Division; Scot Van Komen, Director, Logistics, C-Store Division; Amy Klooster, Manager, Purchasing, C-Store Division; Lisa Wilson, Director, H.R., C-Store Division; Shawn Coomer, Manager of the Louisville, Kentucky warehouse; and Joe Wackerly, Manager of the Columbus, Ohio warehouse.

"Land" means the parcels and tracts of land described in Exhibit 1(a).

"Lease" means any lease or rental agreement, license, right to use or installment and conditional sale agreement of the Business to which Spartan is a party pertaining to the leasing or use of any Tangible Personal Property used by Jiroch or Walker in the Business.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty applicable to the Business or the Assets.

"Liability" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Marks" has the meaning provided in Section 3.23(a)(i).

"Material Adverse Effect" or "Material Adverse Change" means an event, change or occurrence which has or, to Spartan's Knowledge, could be reasonably expected to have, a material adverse effect on Spartan's ability to substantially perform its obligations under this Agreement or Hackney's ability to acquire, own and operate the Assets and the Business taken as a whole; provided, however, that a Material Adverse Effect shall not include (i) conditions generally affecting the U.S. economy as a whole or the global economy, (ii) changes in the economy of the regions in which the Business operates, (iii) changes caused by, or relating to, the announcement of the Contemplated Transactions, (iv) changes in the law or accounting principles, or (v) changes resulting from actions required by this Agreement or taken at Hackney's request.

"Material Consents" has the meaning provided in Section 7.3.

"Net Asset Value" has the meaning provided in Section 2.8.

"Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Offered Active Employees" has the meaning provided in Section 10.1(b)(i).

"Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

          (a)          is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

          (b)          does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

"Part" means a part or section of the Disclosure Letter.

"Permitted Encumbrances" means those Encumbrances set forth on Exhibit 1(b) to this Agreement.

"Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator. A Proceeding is not "threatened" unless an express threat of litigation is delivered in writing by a party or counsel.

"Purchase Price" has the meaning provided in Section 2.3.

"Real Property" means the Land and Improvements and all Appurtenances thereto.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Recorded Documents" has the meaning provided in Section 5.11(a)(i)(B).

"Related Person" means:

          (a)          any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

          (b)          any Person that holds a Material Interest in such specified Person;

          (c)          each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

          (d)          any Person in which such specified Person holds a Material Interest; and

          (e)          any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (i) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933; and (ii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action" means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any

Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Retained Liabilities" has the meaning provided in Section 2.4(b).

"Sales Period" has the meaning provided in Section 10.10.

"SEC" means the United States Securities and Exchange Commission.

"Software" means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith owned, leased or licensed by Jiroch or Walker (or by Spartan or a Spartan Subsidiary, if exclusively for the benefit of Jiroch or Walker) and used in the Business.

"Space Lease" means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

"Spartan" means Spartan Stores, Inc., its successors and assigns, and each reference to Spartan shall also include Jiroch and Walker as if stated verbatim.

"Spartan Customers" has the meaning provided in Section 10.5(b).

"Spartan Indemnified Persons" has the meaning provided in Section 11.4.

"Spartan Operating Asset Contracts" has the meaning provided in Section 10.12.

"Spartan's Closing Documents" has the meaning provided in Section 3.2(a).

"Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"Survey" has the meaning provided in Section 5.11(a)(ii)(B).

"Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles (including trucks, tractors, trailers, and automobiles) and other items of tangible personal property (other than Inventory) of every kind owned by Jiroch and Walker (or by Spartan or a Spartan Subsidiary, if specifically listed in Part 2.1(b)) and used in connection with the Business (wherever located and whether or not carried on Jiroch's or Walker's books), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party" means a Person that is neither a party to this Agreement nor is a Related Person to any party to this Agreement.

"Third-Party Claim" means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

"Threat of Release" means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Title Commitment" has the meaning provided in Section 5.11(a)(i)(A).

"Title Insurer" has the meaning provided in Section 5.11(a)(i).

"Title Objection" has the meaning provided in Section 5.11(c).

"Tobacco Damages" has the meaning provided in Section 11.13.

"Trade Secrets" has the meaning provided in Section 3.23(a)(ii).

"Walker" means J.F. Walker Company, Inc., its successors and assigns.

"WARN Act" has the meaning provided in Section 3.21(b).

"Write-Down Amount" has the meaning provided in Section 2.9(a).

          1.2          Usage.

          (a)          Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or" is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

          (b)          Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          (c)          Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

          (d)          Representations and Warranties of Spartan. All representations, warranties, obligations, and covenants of Spartan shall be the joint and several representations, warranties, obligations and covenants of Spartan, Jiroch and Walker.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING

          2.1          Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Spartan shall sell, convey, assign, transfer and deliver to Hackney, and Hackney shall purchase and acquire from Spartan, free and clear of any Encumbrances other than Permitted Encumbrances, (i) all of the property and assets of Jiroch and Walker, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (but excluding the Excluded Assets), (ii) the assets of Spartan set forth on Exhibit 2.1 to this Agreement, and (iii) the following (but excluding the Excluded Assets):

          (a)          all Real Property;

          (b)          all Tangible Personal Property, including those items described in Part 2.1(b);

          (c)          all Inventory, except Excluded Inventory (defined in Section 2.2(i));

          (d)          all Accounts Receivable, except the Kmart Receivables;

          (e)          all cash, cash equivalents and short term investments;

          (f)          all Software described in Part 2.1(f), if and to the extent transferable to Hackney;

          (g)          all Business Contracts, including those listed in Part 3.18(a), and all outstanding offers or solicitations related to the Business that were made by or to Walker or Jiroch to enter into any Contract;

          (h)          all Governmental Authorizations related to the Business and all pending applications therefor or renewals thereof, in each case, if and to the extent transferable to Hackney, including those listed in Part 3.15(b);

          (i)          all data and Records related to the operations of the Business, including client and customer lists and Records, referral sources, service and warranty Records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, or copies thereof;

          (j)          all of the intangible rights and property of Jiroch and Walker associated with the Business, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses, and listings and those items listed in Part 3.23, except Software;

          (k)          all insurance benefits owed to or owned by Spartan, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

          (l)          all claims of Spartan against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(l);

          (m)          all rights of Jiroch or Walker relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that relate to the Business and are not excluded under Section 2.2(c);

          (n)          any intangible personal property of Jiroch or Walker, which pertains exclusively to the Real Property or the Improvements or the Tangible Personal Property, or which has been commonly used in connection with the ownership, improvement, or operation of the Real Property, Improvements, or Tangible Personal Property, including but not limited to building plans and specifications, operating Contracts, warranties, permits, soil reports, surveys, maps, certificates or notices of completion or occupancy, claims and causes of action, or environmental studies or assessments, engineering reports and inspections and all reports associated therewith; and

          (o)          all Leases described in Part 2.1(o).

All of the property and assets to be transferred to Hackney hereunder are herein referred to collectively as the "Assets." Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets, unless Hackney expressly assumes that Liability pursuant to Section 2.4(a).

          2.2          Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Spartan (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Spartan after the Closing:

          (a)          the property and assets expressly designated in Part 2.2(a);

          (b)          all rights in connection with, and assets of, the Employee Plans;

          (c)          those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Part 2.2(c) (which shall be excluded from Exhibit 2.8 and the Closing Schedule);

          (d)          all insurance policies and rights thereunder (except to the extent specified in Section 2.1);

          (e)          all of the Business Contracts listed in Part 2.2(e);

          (f)          all personnel Records and other Records that Spartan is required by law to retain in its possession and any retained copies of any Record or document included in the Assets;

          (g)          all claims for refund of Taxes and other governmental charges of whatever nature;

          (h)          Spartan's financial statements, corporate records and minute books;

          (i)          all inventory, if any, that Spartan elects to retain pursuant to Section 2.9(a) of this Agreement (the "Excluded Inventory"); and

          (j)          all Kmart Receivables and any collectibility reserves related thereto.

          2.3          Consideration. The consideration for the Assets will be (a) $42,393,589, plus or minus the Adjustment Amount (the "Purchase Price") and (b) the assumption of the Assumed Liabilities. The Purchase Price, as adjusted, will be paid in collected funds to Spartan at Closing.

          2.4          Liabilities.

          (a)          Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Hackney shall assume and agree to discharge, when due, only the following Liabilities of the Business (the "Assumed Liabilities"):

                    (i)          all nondelinquent trade accounts payable of the Business set forth on the Closing Schedule;

                    (ii)          all Liabilities to customers of the Business incurred by Jiroch or Walker in the Ordinary Course of Business for orders outstanding as of the Effective Time reflected on Spartan's books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

                    (iii)          all Liabilities under Business Contracts assigned to Hackney and not excluded under Section 2.2(e);

                    (iv)          all Liabilities of Spartan described in Part 2.4(a)(iv); and

                    (v)          all Liabilities for Taxes that Hackney has agreed to pay in Sections 2.8 and 10.3.

For purposes of Section 2.4(a)(i) a trade account payable and credit memoranda will be considered delinquent if the amount due with respect to the invoice, order, contract, or other evidence of the obligation has not been paid within 59 days from its due date. Jiroch and Walker will prepare, and at Closing deliver to Hackney, a schedule of all of their trade accounts payable and credit memoranda that are not delinquent. Such schedule shall also include a listing of the outstanding, delinquent credit memoranda and the amounts thereof that have not been resolved on or before Closing. Hackney will not assume any obligation to obtain the benefits or proceeds of the delinquent credit memoranda, and such amounts shall not be included in the Assumed Liabilities. Hackney shall, however, use Commercially Reasonable Efforts to use the delinquent credits and obtain the benefits and proceeds from the delinquent credit memoranda during the six-month period after the Effective Time. If Hackney is able to use the delinquent credits and receives a benefit from such credits, then it will pay to Spartan the amount of such benefit. Hackney will provide a written report to Spartan regarding its use of the delinquent credits on a monthly basis, commencing one month after the Effective Time, and shall pay to Spartan any amounts due for such delinquent credits at the time that it delivers the monthly report. After the expiration of the six-month period, Hackney will assign to Spartan all of its right, title and interest in and to the unused delinquent credits and, upon such assignment, all of Hackney's obligations hereunder with respect to such delinquent credits shall simultaneously cease and be of no further force or effect.

          (b)          Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Spartan. "Retained Liabilities" shall mean every Liability of Spartan other than the Assumed Liabilities, including:

                    (i)          any Liability of Spartan arising out of products of Spartan sold prior to the Effective Time;

                    (ii)          any Liability of Spartan under any Contract assumed by Hackney pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of any Breach by Spartan that occurred prior to the Effective Time;

                    (iii)          any Liability of Spartan included in Other Accrued Expenses as listed on the Interim Balance Sheet;

                    (iv)          any Liability of Spartan for Taxes (other than a Liability specifically assumed by Hackney) including (A) any Taxes arising as a result of Spartan's operation of the Business or its ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

                    (v)          any Liability of Spartan under any Contract not assumed by Hackney under Section 2.4(a);

                    (vi)          any Environmental, Health and Safety Liabilities of Spartan arising out of the operation of the Business by Spartan or Spartan's leasing, ownership or operation of the Real Property;

                    (vii)          any Liability of Spartan under Spartan's Employee Benefit Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Spartan's employees or Spartan's former employees (relating to a time period when they were Spartan employees) or both;

                    (viii)          any Liability of Spartan under any employment, severance, retention or termination agreement with any employee of Spartan or any of its Related Persons unless entered into in connection with this Agreement at Hackney's request;

                    (ix)          any Liability of Spartan arising out of any employee grievance of a Spartan employee relating to a time period when such person was an employee of Spartan, whether or not the affected employees are hired by Hackney;

                    (x)          any Liability of Spartan to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Spartan;

                    (xi)          any Liability of Spartan arising out of any Proceeding pending as of the Effective Time;

                    (xii)          any Liability of Spartan arising out of any Proceeding commenced after the Effective Time and arising out of any occurrence or event happening solely prior to the Effective Time;

                    (xiii)          any Liability of Spartan arising out of, or resulting from, Spartan's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; and

                    (xiv)          any Liability of Spartan based upon Spartan's acts or omissions occurring after the Effective Time.

          2.5          Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Hackney shall prepare and deliver IRS Form 8594 to Spartan to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Hackney nor Spartan shall contend or represent that such allocation is not a correct allocation.

          2.6          Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Warner, Norcross & Judd, LLP in Grand Rapids, Michigan, on the later of (a) June 2, 2003, or (b) the date that is ten (10) Business Days following the termination of the applicable waiting period under the HSR Act (if applicable), unless Hackney and Spartan otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

          2.7          Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a)          Spartan shall deliver to Hackney:

                    (i)          bills of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale"), executed by Jiroch and Walker, and to the extent that it has any interest in such Assets, by Spartan;

                    (ii)          an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Hackney's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), executed by Jiroch or Walker, as appropriate;

                    (iii)          for each interest in the Real Property, a recordable warranty deed subject to the Permitted Encumbrances, easements and restrictions of record, and such state of facts as shown on any Survey, in form and substance reasonably satisfactory to Hackney and its counsel, and executed by the owner of record of such Real Property;

                    (iv)          assignments of the Intellectual Property Assets included among the Assets;

                    (v)          such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Hackney, each in form and substance reasonably satisfactory to Hackney and its legal counsel and executed by Jiroch or Walker, as appropriate;

                    (vi)          the distribution agreements described in Section 5.12, executed by Spartan Stores, Inc. and Hackney;

                    (vii)          a certificate executed by Spartan as to the accuracy of Spartan's representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed, or complied with, at or before the Closing in accordance with Section 7.2;

                    (viii)          a certificate of Spartan's Secretary certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Spartan, certifying and attaching all requisite resolutions or actions of Spartan's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of names contemplated by Section 5.9 and certifying to the incumbency and signatures of Spartan's officers executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Jiroch and Walker required to effect such change of names in form sufficient for filing with the appropriate Governmental Body;

                    (ix)          If requested by Hackney, any Consents or other instruments that may be required to permit Hackney's qualification in each jurisdiction in which Spartan is licensed or qualified to do business as a foreign corporation under the name "L&L/Jiroch Distributing Company" or "J.F. Walker Company, Inc." or any derivative thereof; and

                    (x)          Such other documents as Hackney may reasonably request for the purpose of:

                    (A)          evidencing the accuracy of any of Spartan's representations and warranties;

                    (B)          evidencing the performance by Spartan of, or the compliance by Spartan with, any covenant or obligation required to be performed or complied with by Spartan;

                    (C)          evidencing the satisfaction of any condition referred to in this Article 7; or

                    (D)          otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

          (b)          Hackney shall deliver to Spartan:

                    (i)          the Purchase Price by wire transfer to an account specified by Spartan in a writing delivered to Hackney at least three (3) Business Days prior to the Closing Date;

                    (ii)          the Assignment and Assumption Agreement executed by Hackney;

                    (iii)          a certificate of Hackney's Secretary certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Hackney and certifying and attaching all requisite resolutions or actions of Hackney's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Hackney executing this Agreement and any other document relating to the Contemplated Transactions; and

                    (iv)          the distribution agreements described in Section 5.12, executed by Spartan Stores, Inc. and Hackney.

          2.8          Adjustment Amount and Payment. The "Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Net Asset Value of the Business ("Net Asset Value" means Assets minus Assumed Liabilities) reflected on Exhibit 2.8 to this Agreement (which represents the parties' determination of the Net Asset Value of the Business based on the Interim Balance Sheet) from the Net Asset Value of the Business as reflected on the Closing Schedule and as determined in accordance with Section 2.9. If the Adjustment Amount is positive, the Purchase Price shall be increased on a dollar for dollar basis by the Adjustment Amount. If the Adjustment Amount is negative, the Purchase Price shall be decreased on a dollar for dollar basis by the Adjustment Amount. The Purchase Price shall be subject to the following credits and adjustments and the valuations provided in Section 2.9, which shall be reflected in the closing statement to be executed and delivered by Hackney and Spartan:

          (a)          Prorations. Any rents, prepaid items, and other applicable items with respect to the Assumed Liabilities shall be prorated as of the Closing Date. Spartan shall assign to Hackney all unused deposits with respect to the Assumed Liabilities and shall receive a credit in the amount thereof with respect to the Purchase Price.

          (b)          Ad Valorem Taxes. Ad valorem real and tangible personal property taxes with respect to the Assets for the calendar year in which the Closing occurs shall be prorated between Spartan and Hackney as of the Effective Time as follows: (i) for all Real Property located in Michigan, property taxes shall be prorated to the Effective Time in accordance with Section 211.2 of the Michigan Compiled Laws, as if paid in advance for the twelve (12) month period succeeding the date they first are billed and become due and payable; (ii) for all Real Property located in Ohio, property taxes shall be prorated to the Effective Time by the lien method in accordance with local custom; and (iii) for all Real Property located in Kentucky, property taxes shall be prorated to the Effective Time on a fiscal year basis in accordance with local custom. Hackney shall be responsible for all taxes that are payable after the Effective Time and for all assessments levied and commenced after the date of this Agreement. If the amount of such taxes with respect to any of the Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the taxes with respect to such Assets for the preceding calendar year shall be used to calculate such prorations, with known changes in valuation or millage applied. The prorated taxes shall be an adjustment to the amount of cash due from Hackney at the Closing. If the actual amount of any such taxes varies by more than $1,000.00 from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such taxes, and pay such amounts to the appropriate party, within ten (10) days following request by either party based on the actual amount of the tax bill.

          2.9          Adjustment Procedure. The parties shall prepare a balance sheet of the Business ("Closing Schedule") as of the Effective Time on the same basis and applying the same accounting principles, policies and practices historically used by Spartan and that were used in preparing the Interim Balance Sheet, but excluding any Excluded Assets and Retained Liabilities and incorporating the following valuation procedures and principles:

          (a)          Inventory. For purposes of the Closing Schedule, the Inventory will be valued at the lower of cost or market value determined on a first-in, first-out (FIFO) basis in accordance with this

Section and GAAP in a manner consistent with Spartan's historical practices and the Interim Balance Sheet. Hackney and Spartan will determine the Inventory quantity by a physical count conducted immediately prior to Closing. The Closing Schedule shall state a LIFO reserve with respect to Inventory equal to $9,612,897, the reserve reflected on the Interim Balance Sheet. Each party and its lenders will be entitled to participate fully in the taking of the Inventory. The Inventory shall be useable and saleable in the Ordinary Course of Business and shall not include obsolete Inventory, or Inventory that is broken, spoiled or damaged, unless such Inventory is appropriately reserved for on the Closing Schedule. Spartan and Hackney shall agree on the value of the obsolete, broken, spoiled and damaged Inventory. Spartan shall determine the inventory reserve on the Closing Schedule in a manner consistent with Spartan's historical practices and the Interim Balance Sheet. The difference between the agreed upon value of the obsolete, broken, spoiled and damaged Inventory and the value of such Inventory recorded on the books of Jiroch and Walker (the "Write-Down Amount") shall be compared to the reserve established by Spartan on the Closing Schedule. If the Write-Down Amount is less than the reserve determined by Spartan and set forth on the Closing Schedule, no purchase price adjustment shall occur and no Inventory shall be excluded and retained by Spartan. If the Write-Down Amount is greater than the reserve determined by Spartan and set forth on the Closing Schedule, then the Purchase Price shall be reduced to the extent the Write-Down Amount exceeds the reserve, and Spartan shall have the option of retaining any or all of the obsolete, broken, spoiled or damaged Inventory. Upon completion of the Closing, the valuation of the Inventory will be conclusive, final and binding for all purposes; provided, however, the parties shall have the opportunity for a period of 14 days after Closing to correct any clearly identifiable counting errors (i.e. the number of items of Inventory was incorrectly counted) or pricing errors (i.e. the price as stated on Spartan's books was applied to the wrong item of Inventory).

          (b)          Accounts Receivable. For purposes of the Closing Schedule, Accounts Receivable will be valued at a net amount equal to the difference between the gross amount of Accounts Receivable and the reserved amount as of the Closing Date determined in accordance with this Section and GAAP in a manner consistent with Spartan's historical practices and the Interim Balance Sheet. With respect to any Account Receivable included among the Assets, Hackney will use Commercially Reasonable Efforts consistent with Hackney's historical collection procedures to collect the amount of any such Account Receivable.

          (c)          Fixed Assets. The Assets will include all Real Property and Tangible Personal Property. For purposes of the Closing Schedule, the Real Property and Tangible Personal Property will be valued at their net book value, after applying depreciation in accordance with Spartan's existing depreciation schedules as of the Effective Time. In addition, approximately $29,000 of fixed assets owned by Spartan Stores, Inc. and consisting of personal computers, printers and other equipment shall be added to the Closing Schedule at their net book value as of the Effective Time. Notwithstanding its inclusion in the Closing Schedule, the Real Property may be purchased by a party other than Hackney as provided in Section 12.7, which purchasing party shall pay such amount in collected funds to Spartan at Closing.

          (d)          Prepaid Expenses and Other Assets. The value of prepaid expenses shall be the value of such Assets that satisfy the criteria of Section 2.1(m), as set forth in the Closing Schedule. The value of other Assets not specifically addressed shall have the value set forth in the Interim Balance Sheet. Notwithstanding the foregoing, the value of the "bank fees and goodwill" set forth on the Closing Schedule shall be equal to the value determined as of the Effective Time in a manner consistent with Spartan's historical practices and the Interim Balance Sheet minus $120,000.

          (e)          Assumed Liabilities. Assumed Liabilities, which are required to be reported as liabilities on a balance sheet under GAAP, shall be valued at the amount owed as of the Closing Date and in a manner consistent with Spartan's historical practices and the Interim Balance Sheet.

Using the Closing Schedule, Spartan and Hackney will compute the Net Asset Value, all as determined in accordance with this Section 2.9. Hackney and Spartan will then compute the Adjustment Amount and pay the same in accordance with Section 2.8.

          2.10          Consents. If there are any Consents that have not been obtained (or otherwise are not in full force and effect) as of the Closing and there is a closing condition with respect to such Consent, in the case of each Business Contract as to which such Consents were not obtained (or otherwise are not in full force and effect), Hackney may waive the closing conditions as to any such Consent and either: (a) elect to have Spartan continue its Commercially Reasonable Efforts to obtain the Consents; or (b) elect to have Spartan retain that Contract and all Liabilities arising therefrom or relating thereto. In either case, if Hackney waives the closing conditions as to any Consents, failure to obtain such Consent shall not be a Breach of this Agreement by Spartan.

          2.11          Disclaimer of Implied Warranties. Spartan makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement. While relying upon the representations and warranties provided in Section 3.8(b) in entering into this Agreement, Hackney expressly acknowledges and agrees that at Closing the Real Property and the Tangible Personal Property will be conveyed and delivered "AS IS," "WHERE IS" and "WITH ALL FAULTS" and without any representation or warranty of merchantability, fitness for any particular purpose or any other implied warranties whatsoever, except as expressly stated herein. Without limiting the foregoing, Spartan makes no representation or warranty to Hackney with respect to (a) the accuracy of any forecast, study or projection relating to the Business, or (b) the ultimate feasibility or economic worth of the Business.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SPARTAN

          Spartan represents and warrants to Hackney as follows:

          3.1          Organization and Good Standing.

          (a)          Part 3.1(a) contains a complete and accurate list of Jiroch's and Walker's jurisdiction of incorporation, and with respect to the Business, any other jurisdictions in which Jiroch and Walker are qualified to do business as a foreign corporation with respect to the Business. Each of Spartan, Jiroch and Walker is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Business Contracts. Each of Jiroch and Walker is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it in the Business, or the nature of the activities conducted in operating the Business, requires such qualification, except where the failure to be so qualified could not have a Material Adverse Effect on the Business.

          (b)          Complete and accurate copies of the Governing Documents of Jiroch and Walker, as currently in effect, are attached to Part 3.1(b).

          3.2          Enforceability; Authority; No Conflict.

          (a)          This Agreement constitutes the legal, valid and binding obligation of Spartan, Jiroch and Walker, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Spartan of each other agreement to be executed or delivered by any or all of Spartan, Jiroch and

Walker at the Closing (collectively, "Spartan's Closing Documents"), each of Spartan's Closing Documents will constitute the legal, valid and binding obligation of each of Spartan, Jiroch and Walker enforceable against each of them in accordance with its terms. Spartan has the right, power and authority to execute and deliver this Agreement and Spartan's Closing Documents to which it is a party and to perform its obligations under this Agreement and Spartan's Closing Documents, and such action has been duly authorized by all necessary corporate action.

          (b)          Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i)          Breach (A) any provision of any of the Governing Documents of Spartan or (B) any resolution adopted by the board of directors of Spartan;

                    (ii)          Breach or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any of the Assets may be subject;

                    (iii)          contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Spartan and relates to the Assets or to the Business;

                    (iv)          materially Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract of Spartan that would have a material effect on the Business, provided that all Material Consents are obtained at or prior to Closing; or

                    (v)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

          (c)          Except as set forth in Part 3.2(c), Spartan is not required to obtain any Consent from any Person as a condition to the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          3.3          Financial Statements. Spartan has delivered to Hackney: (a) an unaudited balance sheet of Jiroch and Walker as of March 30, 2002 (the "Balance Sheet"), and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended; and (b) an unaudited balance sheet of the Business as at February 1, 2003 (the "Interim Balance Sheet") prepared by Spartan. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders' equity and cash flows of Spartan with respect to the fiscal year-end statements, and the Business, with respect to the Interim Balance Sheet, as of the respective dates of and for the periods referred to in such financial statements, all in accordance with the past practices of Spartan used in preparing subsidiary financials for inclusion in its audited consolidated financial statements that are prepared in accordance with GAAP. The financial statements referred to in this Section 3.3 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Spartan.

          3.4          [Reserved]

          3.5          Sufficiency of Assets. Except as set forth in Part 3.5 and except for Excluded Assets, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in substantially the manner presently operated by Jiroch and Walker and (b) include all of the operating assets of the Business.

          3.6          Description of Owned Real Property. Part 3.6 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots related to the operation of the Business, in which Spartan has an ownership interest.

          3.7          Title to Assets; Encumbrances.

          (a)          To Spartan's Knowledge, Jiroch and Walker own good and marketable title to their respective estates in the Real Property, free and clear of any Encumbrances, other than:

                    (i)          liens for Taxes for the current tax year which are not yet due and payable; and

                    (ii)          those described in Part 3.7(a) ("Real Estate Encumbrances").

True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Hackney.

          (b)          Spartan owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Part 3.7(b) ("Non-Real Estate Encumbrances"). Spartan warrants to Hackney that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those set forth on Exhibit 1(b).

          3.8          Condition of Facilities.

          (a)          To Spartan's Knowledge, except as disclosed in Part 3.8(a), (i) Spartan's use of the Real Property for the various purposes for which it is presently being used does not materially violate applicable zoning Legal Requirements, (ii) the Improvements do not violate applicable Legal Requirements, including those pertaining to zoning, building and the disabled, and (iii) there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business by Jiroch and Walker.

          (b)          (i) To Spartan's Knowledge, the Improvements and each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects, (ii) no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.8(b), all Tangible Personal Property used in the Business is in the possession of Spartan.

          3.9          Accounts Receivable. All Accounts Receivable of the Business that are reflected on the Closing Statement represent valid obligations arising from sales actually made or services actually performed by Jiroch or Walker in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Closing Schedule. The reserves are calculated consistent with Spartan's past practices.

          3.10          Inventory. The Inventory is useable and saleable in the Ordinary Course of Business and does not include obsolete Inventory, or Inventory that is broken, spoiled or damaged except to the extent reserved for in the Closing Schedule.

          3.11          No Undisclosed Liabilities. To Spartan's Knowledge and except as set forth in Part 3.11, the Business has no Liability except for (a) Liabilities reflected or reserved against in the Interim Balance Sheet, (b) accounts payable incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet, (c) Liabilities that could not have a Material Adverse Effect; and (d) Retained Liabilities.

          3.12          Taxes. No failure by Spartan to file any Tax Return or pay any Tax will subject Hackney to any Liability. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          3.13          No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any Material Adverse Change, and to the Knowledge of Spartan, no event has occurred or circumstance exists that may result in such a Material Adverse Change.

          3.14          Employee Benefits. Part 3.14(a) lists each "Employee Benefit Plan" that Spartan maintains or to which Spartan contributes with respect to the Active Employees. No Spartan Employee Benefit Plan will subject Hackney to any Liability.

          3.15          Compliance With Legal Requirements; Governmental Authorizations.

          (a)          Except as set forth in Part 3.15(a):

                    (i)          Jiroch and Walker are, and at all times since March 31, 2002, have been, in compliance with each Legal Requirement (except those Legal Requirements specifically addressed in Section 3.8(a)) that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Assets, except for any failure to comply with Legal Requirements that could not have a Material Adverse Effect.

                    (ii)          with respect to the Business, Spartan has not received, at any time since March 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Spartan to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature, except for obligations, violations or failures to comply that could not have a Material Adverse Effect.

          (b)          Part 3.15(b) contains a complete and accurate list of each material Governmental Authorization that is held by Jiroch and Walker with respect to the Business or that otherwise relates to the Assets. Each Governmental Authorization listed or required to be listed in Part 3.15(b) is valid and in full force and effect. Except as set forth in Part 3.15(b):

                    (i)          Jiroch and Walker are, and at all times since March 31, 2002 have been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(b), except for any failure to comply with the terms and requirements that could not have a Material Adverse Effect.

                    (ii)          Spartan has not received, at any time since March 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization related to the Business, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization related to the Business.

The Governmental Authorizations listed in Part 3.15(b) collectively constitute all of the Governmental Authorizations necessary to permit Spartan to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Jiroch and Walker to own the Assets and use them in the Business in substantially the manner in which it currently own and use such assets.

          3.16          Legal Proceedings; Orders.

          (a)          Except as set forth in Part 3.16(a), there is no pending or, to Spartan's Knowledge, threatened Proceeding:

                    (i)          by or against Spartan that otherwise relates to or may affect the Business, or any of the Assets; or

                    (ii)          that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Spartan, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Spartan has delivered to Hackney copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.16(a). There are no Proceedings listed or required to be listed in Part 3.16(a) that could have a Material Adverse Effect.

          (b)          Except as set forth in Part 3.16(b):

                    (i)          there is no Order to which Spartan, as a result of its operation of the Business, the Business or any of the Assets is subject; and

                    (ii)          to the Knowledge of Spartan, no Active Employee is subject to any Order that prohibits such Active Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

          (c)          Except as set forth in Part 3.16(c):

                    (i)          Jiroch and Walker are, and, at all times since March 31, 2002, have been in compliance with all of the terms and requirements of each Order to which either Jiroch or Walker, as a result of its operation of the Business, or any of the Assets is or has been subject; and

                    (ii)          Spartan has not received, at any time since March 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Jiroch or Walker, in the conduct of the Business, the Business or any of the Assets is or has been subject.

          3.17          Absence of Certain Changes and Events.

          Except as set forth in Part 3.17 and except for the Contemplated Transactions, since the date of the Interim Balance Sheet, Jiroch and Walker have conducted the Business only in the Ordinary Course of Business and there has not been any:

          (a)          amendment to the Governing Documents of Jiroch and Walker;

          (b)          damage to or destruction or loss of any Asset that could have a Material Adverse Effect, whether or not covered by insurance;

          (c)          entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract affecting the Business to which Jiroch or Walker is a party, or (ii) any Contract or transaction involving the Business and a total remaining commitment by Jiroch or Walker of at least $50,000;

          (d)          sale (other than sales of Inventory in the Ordinary Course of Business), lease or other disposition of any asset or property used in the Business (including the Intellectual Property Assets) with an aggregate value of at least $50,000 or the creation of any Encumbrance on any Asset, other than Permitted Encumbrances;

          (e)          cancellation or waiver of any claims or rights affecting the Business with an aggregate value to Jiroch or Walker in excess of $50,000;

          (f)          termination or cancellation of a distribution agreement or similar agreement by a customer of the Business, who has previously purchased amounts of Inventory from Jiroch or Walker in excess of $1,000,000 on an annual basis; no such customer has otherwise ceased doing business with Jiroch or Walker; and neither Jiroch nor Walker has received an indication by any customer or supplier who supplies Jiroch or Walker or purchases from Jiroch or Walker, as the case may be, products with a value in excess of $1,000,000 on an annual basis, of an intention to discontinue or change the terms of its relationship with Jiroch or Walker in the conduct of the Business; or

          (g)          Contract by Spartan to do any of the foregoing.

          3.18          Contracts; No Defaults.

          (a)          With respect to the Business, Part 3.18(a) contains an accurate and complete list, and Spartan has delivered to Hackney accurate and complete copies, of:

                    (i)          each Business Contract that involves performance of services or delivery of goods or materials by Jiroch or Walker of an amount or value in excess of $50,000;

                    (ii)          each Business Contract that involves performance of services or delivery of goods or materials to Jiroch or Walker of an amount or value in excess of $50,000;

                    (iii)          each Business Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Jiroch or Walker in excess of $50,000;

                    (iv)          each Business Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real property without any reference to an amount or any personal property of an amount or value in excess of $50,000;

                    (v)          each Business Contract (however named) involving a sharing of profits or losses by Jiroch or Walker with any other Person;

                    (vi)          each Business Contract containing covenants that in any way limit the freedom of Jiroch or Walker to engage in any line of business or to compete with any Person;

                    (vii)          each Business Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                    (viii)          each Business Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Jiroch or Walker to be responsible for consequential damages;

                    (ix)          each Business Contract for capital expenditures in excess of $50,000;

                    (x)          each Business Contract not denominated in U.S. dollars;

                    (xi)          each written warranty, guaranty and/or other similar undertaking with respect to contractual performance related to the Business extended by Jiroch or Walker other than in the Ordinary Course of Business; and

                    (xii)          each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

          (b)          Except as set forth in Part 3.18(b):

                    (i)          each Contract identified or required to be identified in Part 3.18(a) and which is to be assigned to or assumed by Hackney under this Agreement is in full force and effect and is valid and enforceable against Spartan in accordance with its terms in all material respects; and

                    (ii)          each Contract identified or required to be identified in Part 3.18(a) and which is being assigned to or assumed by Hackney is assignable by Spartan to Hackney without the Consent of any other Person.

          (c)          Except as set forth in Part 3.18(c) and except as has been fully resolved as of the date of this Agreement:

                    (i)          Jiroch and Walker are, and at all times since March 31, 2002, have been, in compliance with all applicable terms and requirements of each Business Contract which is being assumed by Hackney except for any failure to comply with applicable terms and requirements that would not have an adverse financial effect on the Business in excess of $50,000;

                    (ii)          to Spartan's Knowledge, each other Person that has or had any obligation or liability under any Business Contract which is being assigned to Hackney is, and at all times since March 31, 2002, has been, in compliance with all applicable terms and requirements of such Contract except for any failure to comply with applicable terms and requirements that would not have an adverse financial effect on the Business in excess of $50,000; and

                    (iii)          Spartan has not given to, or received from, any other Person, at any time since March 31, 2002, any notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Hackney.

          3.19          Insurance.

          (a)          Spartan has delivered to Hackney copies of all policies of insurance affecting the Business, a list of which is included in Part 3.19(a);

          (b)          Part 3.19(b) describes:

                    (i)          any self-insurance arrangement by or affecting Spartan and the Business, including any reserves established thereunder; and

                    (ii)          any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Spartan is a party and which involves the Business.

          (c)          Except as set forth in Part 3.19(c):

                    (i)          all policies of insurance to which Spartan is a party or that provide coverage to Spartan with respect to the Business:

                              (A)          are valid, outstanding and enforceable;

                              (B)          are issued by an insurer that is financially sound and reputable;

                              (C)          taken together, provide adequate insurance coverage for the Assets and the Business of Spartan for all risks normally insured against by a Person carrying on the same business or businesses as the Business; and

                              (D)          are sufficient for compliance with all Legal Requirements applicable to the Business, the Assets and the Business Contracts.

          3.20          Environmental Matters. Except as disclosed in Part 3.20:

          (a)          To Spartan's Knowledge, Spartan is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law affecting the Business, the Facilities, or the Assets. Spartan has no basis to expect, nor has it or any other Person for whose conduct it is responsible received, any order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other Asset.

          (b)          There are no pending or, to the Knowledge of Spartan, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to any Facility or any other Asset (whether real, personal or mixed) in which Spartan has an interest.

          (c)          Spartan has no Knowledge of or any basis to expect, nor has it, or any other Person for whose conduct it is responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or Asset.

          (d)          To Spartan's Knowledge, there are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon (but excluding (i) Hazardous Materials contained in Inventory held for sale or return and (ii) Hazardous Materials consisting of cleaning, sanitation, and maintenance supplies in quantities customary to the Business). Neither Spartan nor any Person for whose conduct it is responsible has permitted or conducted any Hazardous Activity at any Facility or any other property or assets of the Business in which Spartan has an interest except in full compliance with all applicable Environmental Laws.

          (e)          To Spartan's Knowledge, Spartan has delivered to Hackney true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Spartan with respect to the Business and pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Spartan or any other Person for whose conduct it is responsible, with Environmental Laws.

          (f)          To Spartan's Knowledge, the Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements.

          3.21          Employees.

          (a)          Part 3.21(a) contains a complete and accurate list of the following information for each employee and independent contractor serving in an employee-like capacity of Spartan who are employed or serve exclusively in the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unpaid; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

          (b)          Spartan, with respect to the Business, has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Spartan has terminated eighteen (18) employees whose primary workplace is a Facility used in the Business.

          (c)          To the Knowledge of Spartan, no officer or employee, agent, consultant, or contractor of Spartan whose services are exclusively dedicated to the conduct of the Business, is bound by any Contract that purports to limit the ability of such officer, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Spartan or to any other Person any rights to any invention, improvement, or discovery relating to the Business.

          3.22          Labor Disputes; Compliance.

          (a)          With respect to the Business, Spartan has complied with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar Taxes and occupational safety and health, except where the failure to comply would not have a Material Adverse Effect. Spartan is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except for payments that would not have a Material Adverse Effect.

          (b)          Except as disclosed in Part 3.22(b), (i) Spartan has not been, and is not now, a party to any collective bargaining agreement or other labor contract related to the Business; (ii) since March 30, 2002, there has not been, there is not presently pending or existing, and to Spartan's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Business; (iii) there is not pending or, to Spartan's Knowledge, threatened against or affecting Spartan any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting the Business or the Facilities; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Business or Spartan in its role of operating the Business; (v) no grievance or arbitration Proceeding exists that might have an adverse effect upon the conduct of the Business; (vi) there is no lockout of any employees of the Business by Spartan, and no such action is contemplated by Spartan; and (vii) to Spartan's Knowledge there has been no charge of discrimination filed or threatened against Spartan with the Equal Employment Opportunity Commission or similar Governmental Body with respect to employees involved in the Business.

          3.23          Intellectual Property Assets.

          (a)          The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Jiroch and Walker (or by Spartan or a Spartan Subsidiary if held exclusively for the benefit of Jiroch and Walker) and related to the Business, in which Jiroch and Walker has a proprietary interest, including:

                    (i)          The names of Jiroch and Walker, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks owned by Jiroch and Walker (collectively, "Marks");

                    (ii)          all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

                    (iii)          all rights in internet web sites and internet domain names presently used by Jiroch and Walker (collectively "Net Names").

          (b)          Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Spartan from Intellectual Property related to the Business, and Spartan has delivered to Hackney accurate and complete copies, of all Business Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Jiroch and Walker is the licensee. There are no outstanding and, to Spartan's Knowledge, no threatened disputes or disagreements with respect to any such Business Contract.

          (c)          Except as set forth in Part 3.23(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Spartan is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c).

          (d)          (i)          Part 3.23(d) contains a complete and accurate list and summary description of all Net Names.

                    (ii)          All Net Names have been registered in the name of Spartan and are in compliance with all formal Legal Requirements, except for failures to register or comply that would not have a Material Adverse Effect.

                    (iii)          No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Spartan's Knowledge, no such action is threatened with respect to any Net Name.

                    (iv)          To Spartan's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

                    (v)          No Net Name is infringed or, to Spartan's Knowledge, has been challenged, interfered with or threatened in any way. To Seller's Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

          3.24          Brokers or Finders. Except as provided in Part 3.24, neither Spartan nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Spartan's business or the Assets or the Contemplated Transactions.

          3.25          Solvency. Spartan is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF HACKNEY

          Hackney represents and warrants to Spartan as follows:

          4.1          Organization and Good Standing. Hackney is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee with full corporate power and authority to conduct its business as it is now conducted.

          4.2          Authority; No Conflict.

          (a)          This Agreement constitutes the legal, valid and binding obligation of Hackney, enforceable against Hackney in accordance with its terms. Upon the execution and delivery by Hackney of the Assignment and Assumption Agreement and each other agreement to be executed or delivered by Hackney at Closing (collectively, the "Hackney's Closing Documents"), each of the Hackney's Closing Documents will constitute the legal, valid and binding obligation of Hackney, enforceable against Hackney in accordance with its respective terms. Hackney has the right, power and authority to execute and deliver this Agreement and Hackney's Closing Documents and to perform its obligations under this Agreement and Hackney's Closing Documents, and such action has been duly authorized by all necessary corporate action.

          (b)          Neither the execution and delivery of this Agreement by Hackney nor the consummation or performance of any of the Contemplated Transactions by Hackney will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                    (i)          any provision of Hackney's Governing Documents;

                    (ii)          any resolution adopted by the board of directors or the shareholders of Hackney;

                    (iii)          any Legal Requirement or Order to which Hackney may be subject; or

                    (iv)          any Contract to which Hackney is a party or by which Hackney may be bound.

Hackney is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          4.3          Certain Proceedings. There is no pending Proceeding that has been commenced against Hackney and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Hackney's Knowledge, no such Proceeding has been threatened.

          4.4          Brokers or Finders. Neither Hackney nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

          4.5          Financing. Hackney has available the required cash or financing to pay the Purchase Price at Closing and to otherwise perform all of Hackney's obligations pursuant to the Contemplated Transactions.

ARTICLE 5
COVENANTS OF SPARTAN PRIOR TO CLOSING

          5.1          Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Hackney, Spartan shall (a) afford Hackney and its Representatives and prospective lenders and their Representatives (collectively, "Hackney Group") reasonable access, during regular business hours, to Spartan's personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data which are relevant to the Contemplated Transactions and relate to the Business, such rights of access to be exercised in a manner that does not interfere with the operations of the Business; (b) furnish the Hackney Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data related to the Business as Hackney may reasonably request; (c) furnish the Hackney Group with such additional financial, operating and other relevant data and information related to the Business as Hackney may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Hackney, with Hackney's investigation of the properties, assets and financial condition related to the Business. In addition, Hackney shall have the right to have the Real Property and Tangible Personal Property inspected by the Hackney Group, at Hackney's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of the Hackney Group, Hackney shall be permitted to have the same performed; provided that Hackney shall fully restore any property damaged as a result of such testing to substantially the same condition as exists on the date of this Agreement. Hackney shall hold any information obtained from Spartan as part of its investigation in strict confidence in accordance with the letter agreement regarding confidentiality dated October 29, 2002, between Hackney and Spartan and, if no Closing occurs, shall return all such written information upon request in accordance with the terms of such letter.

          5.2          Operation of the Business of Spartan. Between the date of this Agreement and the Closing, Spartan shall:

          (a)          conduct the Business only in the Ordinary Course of Business;

          (b)          except as otherwise consented by Hackney in writing, and without making any commitment on Hackney's behalf, use its Commercially Reasonable Efforts to preserve intact its current organization of the Business, keep available the services of its officers, employees and agents involved in the Business and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having relationships with Spartan in its operation of the Business; provided, however, Spartan shall not be required to enter into any retention agreements or other agreements of a similar nature with any officers, employees or agents, such agreements being the sole responsibility of Hackney;

          (c)          maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

          (d)          use Commercially Reasonable Efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

          (e)          comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

          (f)          use Commercially Reasonable Efforts to continue in full force and effect the insurance coverage under the policies set forth in Part 3.19 or policies of substantially equivalent coverage;

          (g)          cooperate with Hackney and assist Hackney in identifying the Governmental Authorizations required by Hackney to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Spartan to Hackney, where permissible, or cooperate with Hackney's efforts to obtain new Governmental Authorizations for Hackney; and

          (h)          maintain all books and Records of Spartan relating to the Business in the Ordinary Course of Business.

          5.3          Negative Covenant. Except as otherwise expressly permitted herein and with respect to the Business, between the date of this Agreement and the Closing Date, Spartan shall not without the prior written Consent of Hackney, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.13 or 3.17 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the level of Inventory to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any material Proceeding relating to the Assets, the Business or the Assumed Liabilities.

          5.4          Required Approvals. As promptly as practicable after the date of this Agreement, Spartan shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including any filings required under the HSR Act). Spartan also shall cooperate with Hackney and its Representatives with respect to all filings that Hackney elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Spartan also shall cooperate with Hackney and its Representatives and use its Commercially Reasonable Efforts to obtain all Material Consents.

          5.5          Notification. Between the date of this Agreement and the Closing, Spartan shall promptly notify Hackney in writing if Spartan has Knowledge of (a) any fact or condition that causes or constitutes a Breach of any of Spartan's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Spartan's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Spartan shall promptly deliver to Hackney a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Hackney under Section 9.2. During the same period, Spartan also shall promptly notify Hackney if Spartan has Knowledge of the occurrence of any Breach of any covenant of Spartan in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

          5.6          No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, Spartan shall not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Hackney) relating to any business combination transaction involving the Business, including the sale of the Business or any of the Assets (other than in the Ordinary Course of Business). Spartan shall notify Hackney of any such inquiry or proposal within one Business Day of receipt or awareness of the same by Spartan.

          5.7          Commercially Reasonable Efforts. Spartan shall use its Commercially Reasonable Efforts to cause the conditions in Article 7 and Section 7.3 to be satisfied.

          5.8          Interim Financial Statements. Until the Closing Date, Spartan shall deliver to Hackney within 30 days after the end of each month a copy of the balance sheet and income statement of the Business for such month prepared in a manner and containing information consistent with Spartan's current practices.

          5.9          Change Of Name. On or before the Closing Date, Spartan shall amend its Governing Documents and take all other actions necessary to change the names of Jiroch and Walker to names sufficiently dissimilar to their present names, in Hackney's judgment, to avoid confusion.

          5.10          Bulk Transfer. Hackney and Spartan hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

          5.11          Current Evidence of Title.

          (a)          As soon as is reasonably possible, and in no event later than 20 Business Days after the date of this Agreement, Spartan shall furnish to Hackney, for each parcel, tract or subdivided land lot of Real Property owned in fee by Spartan:

                    (i)          from First American Title Insurance Company (the "Title Insurer") at Spartan's expense:

                              (A)          title commitments issued by the Title Insurer to insure title to all Land, Improvements, and insurable Appurtenances, if any, in the amount of the portion of the Purchase Price allocated to the Real Property owned in fee by Spartan covering such Real Property, naming Hackney as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner's policy of title insurance (each a "Title Commitment") together with a comprehensive endorsement and a zoning endorsement; and

                              (B)          complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the "Recorded Documents"); and

                    (ii)          a survey (the expense of each such survey to be shared equally by Spartan and Hackney) of the Real Property owned in fee by Spartan made after the date of this Agreement by a land surveyor licensed by the state in which the Facility is located and bearing a certificate, signed and sealed by the surveyor, certifying to Hackney and the Title Insurer that:

                              (A)          such survey was made (1) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an "Urban" survey; and

                              (B)          such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a "Survey").

          (b)          Each Title Commitment shall include the Title Insurer's requirements for issuing its title policy, which requirements shall be met by Spartan on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing, Permitted Encumbrances, and those requirements that are to be met solely by Hackney).

          (c)          If any of the following shall occur (collectively, a "Title Objection"):

                    (i)          any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Spartan has title to the insured estate covered by the Title Commitment;

                    (ii)          any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Encumbrances or one that Spartan specifies when delivering the Title Commitment to Hackney as one that Spartan will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Hackney reasonably believes could materially and adversely affect Hackney's use and enjoyment of the Real Property described therein; or

                    (iii)          any Survey discloses any matter that Hackney reasonably believes could materially and adversely affect Hackney's use and enjoyment of the Real Property described therein;

then Hackney shall notify Spartan in writing ("Hackney's Notice") of such matters within 10 Business Days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

          (d)          Spartan shall use its Commercially Reasonable Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment or otherwise insure over each Title Objection. Any Title Objection that the Title Company is willing to eliminate or insure over on terms acceptable to Spartan and Hackney is herein referred to as an "Insured Exception." The Insured Exceptions, together with any title exception or matters disclosed by the Commitment or the Survey not objected to by Hackney in the manner aforesaid shall be deemed to be acceptable to Hackney and shall be treated as Permitted Encumbrances. If Spartan is not able to cure any Title Objection or cause such Title Objection to become an Insured Exception, and if Hackney elects to proceed with the Closing, such Title Objection shall be treated as a Permitted Encumbrance and Hackney shall be deemed to have waived such Title Objection.

          (e)          Nothing herein waives Hackney's right to claim a breach of Section 3.7(a) or to claim a right to indemnification as provided in Section 11.2 if Hackney suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property. To the extent recovery or reimbursement from the Title Insurer is available to Hackney to cover any Damages, Hackney will exhaust all reasonably available remedies or causes of action to recover the amount of the claim as may be available from the Title Insurer and will only seek indemnification against Spartan if it fails to obtain such reimbursement or if such reimbursement is insufficient to satisfy the claim (and in the latter instance will only seek indemnity for the amount of such deficiency). Nothing herein shall preclude Hackney from notifying Spartan of its intent to seek indemnification under Article 11.

          (f)          Each warranty deed provided by Spartan in accordance with this Agreement shall contain the property description contained in the applicable survey of such Real Property and shall be subject to Permitted Encumbrances, easements and restrictions of record, and such state of facts as shown on any Survey.

          (g)          Notwithstanding anything in this Agreement, including Exhibit 1(b), to the contrary, the disclosure and listing of Encumbrances affecting the Real Property as Permitted Encumbrances by Spartan shall not affect in any way Hackney's right to identify such Encumbrances as Title Objections in accordance with this Section 5.11 and exercise its rights under this Section 5.11 and otherwise under the Agreement with respect to the Real Property.

          5.12          Distribution Agreements. At Closing, Spartan will enter into, execute and deliver a Distribution Agreement with Hackney in the form of Exhibit 5.12(a) providing that Spartan will purchase from Hackney, on an exclusive basis, cigarettes, cigars, tobacco, tobacco accessories, non-palletized candy and spices consistent with the same products Spartan and its Subsidiaries typically purchase from Jiroch and Walker as of the Effective Time (the "Convenience Store Products"). In addition, Spartan will use Commercially Reasonable Efforts to (i) introduce Hackney to those Spartan Customers set forth on Exhibit 5.12(c), and (ii) recommend Hackney to the Spartan Customers set forth on Exhibit 5.12(c) as the preferred supplier of Convenience Store Products. At Closing, Hackney will enter into, execute and deliver a Distribution Agreement with Spartan in the form of Exhibit 5.12(b).

ARTICLE 6
COVENANTS OF HACKNEY PRIOR TO CLOSING

          6.1          Required Approvals. As promptly as practicable after the date of this Agreement, Hackney shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Hackney also shall cooperate, and cause its Related Persons to cooperate, with Spartan (a) with respect to all filings Spartan shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Hackney shall not be required to dispose of or make any change to its business in order to comply with this Section 6.1.

          6.2          Commercially Reasonable Efforts. Hackney shall use its Commercially Reasonable Efforts to cause the conditions in Article 8, and Sections 7.3, and 7.9 to be satisfied.

          6.3          Notification. Between the date of this Agreement and the Closing, Hackney shall promptly notify Spartan in writing if Hackney has Knowledge of (a) any fact or condition that causes or constitutes a Breach of any of Hackney's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Hackney's discovery of, such fact or condition. During the same period, Hackney also shall promptly notify Spartan if Hackney has Knowledge of the occurrence of any Breach of any covenant of Hackney in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

ARTICLE 7
CONDITIONS PRECEDENT TO HACKNEY'S OBLIGATION TO CLOSE

          Hackney's obligation to purchase the Assets and to take the other actions required to be taken by Hackney at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Hackney, in whole or in part):

          7.1          Accuracy of Representations. (a) Without giving effect to any supplement to the Disclosure Letter, all of Spartan's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate as of the date of this Agreement, and shall be accurate as of the time of the Closing as if then made, except where such inaccuracies would not individually or in the aggregate have a Material Adverse Effect.

          (b)          Each of the representations and warranties in Section 3.2(a), and each of the representations and warranties in this Agreement that contains a Material Adverse Effect qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

          7.2          Spartan's Performance. All of the covenants and obligations that Spartan are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with, except where the failure to perform or comply would not have a Material Adverse Effect.

          7.3          Consents. Each of the Consents identified in Exhibit 7.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

          7.4          Additional Documents. Spartan shall have caused the following documents to be delivered (or tendered subject only to Closing) to Hackney:

          (a)          an opinion of Warner Norcross & Judd LLP dated the Closing Date, in the form of Exhibit 7.4(a);

          (b)          Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of Real Property included in the Assets;

          (c)          Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Spartan, executed by the appropriate officials of the State of Michigan and each jurisdiction in which Jiroch and Walker are licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a); and

          (d)          a certificate executed by Spartan as to the accuracy of Spartan's representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed, or complied with, at or before the Closing in accordance with Section 7.2.

          7.5          No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

          7.6          No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Hackney, or against any Related Person of Hackney, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

          7.7          No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Hackney or any Related Person of Hackney to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws, except in the case of (a) and (b) where such contravention, conflict or violation would not have a Material Adverse Effect.

          7.8          Title Insurance. Hackney shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.11, dated the Closing Date, in an aggregate amount equal to the portion of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Hackney with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.11, attaching all endorsements required pursuant to Section 5.11 insuring Hackney's interest in each parcel of Real Property or interest therein to the extent required by Section 5.11.

          7.9          Governmental Authorizations. Hackney shall have received such Governmental Authorizations as are necessary to allow Hackney to operate the Assets from and after the Closing, except for Governmental Authorizations that if not obtained by Hackney would not have a Material Adverse Effect.

          7.10          Distribution Agreement. Hackney and Spartan must have entered into distribution agreements substantially in the form of Exhibits 5.12(a) and (b) to this Agreement.

          7.11          Employees. Spartan shall have allowed Hackney to offer employment to all of the Active Employees on and as of the Closing Date.

ARTICLE 8
CONDITIONS PRECEDENT TO SPARTAN'S OBLIGATION TO CLOSE

          Spartan's obligation to sell the Assets and to take the other actions required to be taken by Spartan at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Spartan in whole or in part):

          8.1          Accuracy of Representations. All of Hackney's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate as of the date of this Agreement and shall be accurate as of the time of the Closing as if then made, except where such inaccuracies would not individually or in the aggregate have a Material Adverse Effect.

          8.2          Hackney's Performance. All of the covenants and obligations that Hackney is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with, except where such failure to perform or comply would not have a Material Adverse Effect.

          8.3          Consents. Each of the Consents identified in Exhibit 7.3 shall have been obtained and shall be in full force and effect.

          8.4          Additional Documents. Hackney shall have caused to be delivered (a) an opinion of Egerton, McAfee, Armistead & Davis, P.C. dated the Closing Date, in the form of Exhibit 8.4; and (b) a certificate executed by Hackney as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed, or complied with, at or before the Closing in accordance with Section 8.2;

          8.5          No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

          8.6          No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Spartan, or against any Related Person of Spartan, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions, except in the case of (a) and (b), Proceedings that would not have a Material Adverse Effect.

          8.7          Distribution Agreements. Hackney and Spartan must have entered into distribution agreements substantially in the form of Exhibits 5.12(a) and (b) to this Agreement.

ARTICLE 9
TERMINATION

          9.1          Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

          (a)          by Hackney if a material Breach of any provision of this Agreement has been committed by Spartan and such Breach has not been waived by Hackney;

          (b)          by Spartan if a material Breach of any provision of this Agreement has been committed by Hackney and such Breach has not been waived by Spartan;

          (c)          by Hackney if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Hackney to comply with its obligations under this Agreement), and Hackney has not waived such condition on or before such date;

          (d)          by Spartan if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Spartan to comply with their obligations under this Agreement), and Spartan has not waived such condition on or before such date;

          (e)          by mutual consent of Hackney and Spartan;

          (f)          by Hackney if the Closing has not occurred on or before June 21, 2003 or such later date as the parties may agree upon, unless Hackney is in material Breach of this Agreement; or

          (g)          by Spartan if the Closing has not occurred on or before June 21, 2003 or such later date as the parties may agree upon, unless Spartan is in material Breach of this Agreement.

          9.2          Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and the letter agreement regarding confidentiality dated October 29, 2002, will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10
ADDITIONAL COVENANTS

          10.1          Employees and Employee Benefits.

          (a)          Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Spartan who are employed exclusively in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

          (b)          Employment of Active Employees by Hackney.

                    (i)          Hackney is not obligated to hire any specific Active Employee but may interview all Active Employees. Hackney will provide Spartan with a list of Active Employees to whom Hackney has made an offer of employment (the "Offered Active Employees") and a list of Active Employees who have accepted offer of employment (the "Hired Active Employees") on the Closing Date. For a period of 120 days after the Closing Date, Hackney will promptly notify Spartan of the name, date of hire and rate of compensation of each Active Employee hired by Hackney during the 120-day period. Subject to Legal Requirements and if required by Spartan, the consent of any affected employee, Hackney will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions and grievances) of Spartan for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Spartan upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Spartan will terminate the employment of all of the Hired Active Employees.

                    (ii)          Neither Spartan nor any Related Persons shall solicit the continued employment of any Active Employee prior to the Closing (unless and until Hackney has informed Spartan in writing that the particular Active Employee will not receive any employment offer from Hackney) or the employment of any Hired Active Employee for two years after the Closing. Hackney shall extend bona fide offers of employment to at least that number of Active Employees at each Facility necessary to avoid any requirement for Spartan to give any notice under the WARN Act with respect to the termination of employees of the Business by Spartan as a result of the Contemplated Transactions.

          It is understood and agreed that (A) Hackney's obligation to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Hackney to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Hackney may establish pursuant to individual offers of employment and those terms and conditions set forth in this Section 10.1, and (B) employment offered by Hackney is "at will" and may be terminated by Hackney or by an employee at any time for any reason (subject to any written commitments to the contrary made by Hackney or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Hackney to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, of such employees, provided however that Hackney shall comply with Section 10.1(b)(ii) and for the period beginning on the Closing Date and ending at the close of business on the sixtieth (60th) day thereafter, Hackney shall not engage in any mass layoff or other employment action that might trigger WARN Act obligations or liabilities.

          (c)          Salaries and Benefits.

                    (i)          Spartan shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Spartan through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.

                    (ii)          Spartan shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.

          (d)          Spartan's Retirement and Savings Plans. Neither Spartan nor any Related Person will make any transfer of pension or other Employee Benefit Plan assets or Liabilities to Hackney.

          (e)          Terms of Employment. Hackney will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules. Spartan shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Hackney shall treat each Hired Active Employee as a new hire of Hackney but shall provide each Hired Active Employee with the following:

                    (i)          Each Hired Active Employee will be eligible to participate in any qualified profit sharing plan/401(k) plan or plans of Hackney, based on each plan's eligibility criteria as of the close of business on the Closing Date. Hackney shall credit each Hired Active Employee with the period of years of service with Spartan in determining eligibility to participate, vesting and level of matching contributions in such plan or plans. Hackney shall, however, assume no responsibility or obligation to collect any loans or advances due to the Plan from employees and participants. Such loans shall not be subject to rollover to Hackney's 401k Plan;

                    (ii)          Each Hired Active Employee will receive credit for years of service with Spartan for purposes of calculation of benefits and waiting period eligibility in Hackney's other miscellaneous benefits programs, including but not limited to, vacation, sick leave, short and long-term disability plans and other similar benefits;

                    (iii)          On the Closing Date each Hired Active Employee will become immediately eligible to participate in Hackney's health and welfare plans, including but not limited to, life insurance, short and long term disability, as such plans may exist, on the same basis as other similarly-situated employees of Hackney. Hackney shall waive any pre-existing condition limitations with respect to such Hired Active Employee and his or her dependents;

                    (iv)          Upon conclusion of his or her short term disability or temporary leave of absence, subject to the terms and conditions of Hackney's plans and policies and applicable law, each Hired Active Employee on such leave as of the Closing Date shall receive the salary and vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Hired Active Employee and shall be offered by Hackney the same or a substantially equivalent position to his or her position with Spartan prior to the leave; and

                    (v)          To the extent that Hackney provides any Hired Active Employee with benefit or other plans and such plans accept roll-overs, Hackney shall allow such Hired Active Employee to roll over into such plans any distributions or contributions received from Spartan or its respective plans, including any outstanding loan balances from Seller's qualified or thrift retirement plan.

          (f)          General Employee Provisions.

                    (i)          Spartan and Hackney shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

                    (ii)          Spartan and Hackney shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

                    (iii)          If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Spartan and Hackney shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

                    (iv)          Spartan shall provide Hackney with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Spartan certifies in writing to Hackney are exempt from such requirement.

                    (v)          Hackney shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Spartan.

                    (vi)          With regard to any workers' compensation claim by a former Spartan employee who becomes employed by Hackney, the Liability of each party with respect to workers' compensation shall be as provided under applicable workers' compensation law.

                    (vii)          Spartan shall have no Liability for any unemployment compensation taxes or contributions payable by Hackney based on Hackney's payroll. Responsibility for unemployment benefits payable to a former Spartan employee who becomes a Hackney employee shall be as provided under applicable unemployment compensation law.

          10.2          Post-Closing Matters.          After Closing the parties will cooperate and use Commercially Reasonable Efforts to effect a smooth transition of the Business to Hackney. To assist in this transition, Spartan will continue to provide select services for the Business, but shall not be obligated in any case to provide services not currently provided by Spartan. For instance, Spartan will provide payroll services for the Hired Active Employees for a period of time reasonably necessary for Hackney to set up its own payroll (but Hackney shall fund such payroll), Hackney will afford Spartan access to its operating system located in the Real Property, and Spartan will allow Hackney to use its billing and ordering system for an agreed upon time in order to timely convert customers and suppliers to its own systems. Notwithstanding Spartan's assistance in billing, Hackney accepts and retains all credit and billing risks. Without limiting the generality of the foregoing, Hackney acknowledges and agrees that (a) Spartan's sole obligation to Hackney shall be to remit monies to Hackney that Spartan receives from Hackney's customers as payment of Hackney invoices; (b) Spartan shall have no obligation to pay Hackney for any amounts owed by a Hackney customer for which Spartan has not already received payment from such customer as payment of amounts due to Hackney; (c) Spartan will hold any monies it receives as payments for Hackney invoices in trust for the benefit of Hackney; (d) Hackney assumes all responsibility and liability for any preference or other claims that may be asserted against Spartan pertaining to payments received from

Hackney's customers that were then remitted to or intended to benefit Hackney, and Hackney shall indemnify, defend and hold Spartan harmless against any such preference or other claims. Spartan shall receive a fee from Hackney in an amount sufficient to compensate Spartan for the expenses it incurs in providing the above services. In no event shall the fee received by Spartan pursuant to this Section 10.2 exceed the fees currently charged by Spartan to Jiroch and Walker for like services. In the instance that any of the above services requires a payment by Spartan on behalf of Hackney to a Third Party, Hackney shall fund all such payments prior to payment by Spartan.

          10.3          Payment of Transfer Taxes Resulting from Sale of Assets by Spartan. Spartan and Hackney shall each pay in a timely manner 50% of all transfer Taxes resulting from or payable in connection with the sale of the Real Property pursuant to this Agreement ("Transfer Taxes"), regardless of the Person on whom such Transfer Taxes are imposed by Legal Requirements. Spartan shall pay all other Taxes related to the Contemplated Transactions except as set forth in Section 2.8.

          10.4          Reports and Returns. Spartan and Hackney shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business, to and including the Effective Time.

          10.5          Noncompetition, Nonsolicitation and Nondisparagement.

                    (a)          Spartan Covenants.

          (i)          Noncompetition. For a period of three years after the Closing Date (the "Transition Period"), Spartan shall not anywhere in Michigan, Indiana, Kentucky, Ohio, Pennsylvania and Tennessee, directly or indirectly, invest in, own, manage, operate, or control any Person that sells products or merchandise directly to the current convenience store customers of the Business as set forth on Exhibit 10.5(a) to this Agreement (the "Convenience Store Customers"), provided, however, that Spartan may own, purchase or otherwise acquire up to (but not more than): (i) 5.00% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; and (ii) 20.00% beneficial ownership of any Person which is a bona fide vendor to Spartan which coincidentally may sell to Convenience Store Customers.

(ii)          Nonsolicitation; Nondisparagement. During the Transition Period, Spartan shall not, directly or indirectly:

          (A)          solicit the business of any Convenience Store Customer (other than as currently the practice of UWGC);

          (B)          knowingly cause, induce or attempt to cause or induce any Convenience Store Customer, supplier, licensee, licensor, franchisee, employee or, consultant of Jiroch and Walker to cease doing business with Hackney or to deal with any competitor of Hackney, provided, however, nothing in this subsection will prohibit Spartan from hiring any employee of Hackney if: (x) the employee initiates contact with Spartan for the purpose of seeking employment with Spartan; or (y) the employee responds to a general, public solicitation by Spartan to fill a position; or

          (C)          disparage Hackney or any of Hackney's shareholders, directors, officers, employees or agents.

                    (b)          Not Applicable to UWGC. Notwithstanding the foregoing covenants contained in Section 10.5(a), United Wholesale Grocery Company, a Spartan Subsidiary, and its successors and assigns ("UWGC"), shall be permitted to continue its current practice of over-the-counter cash and carry sales of products and merchandise to customers who may be Convenience Store Customers without restriction and Spartan shall be permitted to invest in, own, manage, operate, finance and control UWGC as Spartan deems reasonably appropriate in connection with the continued operation of the current practices of UWGC and the potential sale of UWGC.

                    (c)          Modification of Covenant; Injunctive Relief. If an Order of a Governmental Body determines that any term or provision contained in Section 10.5(a) is invalid or unenforceable, then the parties agree that the Governmental Body will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.5 will be enforceable as so modified after the expiration of the time within which the Order may be appealed. This Section 10.5 is reasonable and necessary to protect and preserve the parties' legitimate business interests and to prevent any unfair advantage conferred on either party.

          10.6          Assistance in Proceedings. Spartan and Hackney will cooperate with each other and the other's counsel in the contest or defense of, and make available each of their personnel and provide any testimony and access to each of their books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction involving the Business.

          10.7          Customer and Other Business Relationships. After the Closing, Spartan will cooperate with Hackney in its efforts to continue and maintain for the benefit of Hackney those business relationships of Jiroch and Walker existing prior to the Closing and relating to the Business to be operated by Hackney after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Spartan will refer to Hackney all inquiries relating to the Business.

          10.8          Retention of and Access to Records. After the Closing Date, Hackney shall retain for a period consistent with Hackney's record-retention policies and practices those Records of Spartan delivered to Hackney. Hackney also shall provide Spartan and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Spartan shall provide Hackney and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Hackney in such notice.

          10.9          Further Assurances. Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

          10.10          Sales to Spartan Customers. If during the three-year period following the Effective Time, Hackney sells to the customers of Spartan listed on Exhibit 5.12(c) (the "Spartan Customers") any products other than Convenience Store Products, then Hackney shall pay to Spartan a commission equal to 3% of all such sales to Spartan Customers of products other than Convenience Store Products; provided, however, no commission shall be payable by Hackney with respect to sales of products other than Convenience Store Products to Spartan Customers until such sales exceed $1,000,000 in any Sales Period, and then only with respect to the amount of sales exceeding $1,000,000 during such Sales Period. For purposes of this Agreement, a "Sales Period" shall mean the 12-month period between the Effective Time and the first anniversary of the Effective Time, between the first anniversary and the second anniversary, or between the second anniversary and the third anniversary. Hackney covenants and agrees to promptly notify Spartan in writing of all sales by Hackney of products other than Convenience Store Products to Spartan Customers. Any commission payable by Hackney pursuant to this Agreement shall be paid within 30 days of the date on which the sale giving rise to such commission occurred. After the expiration of three years, the covenants and obligations of Hackney in this Section 10.8 shall cease and be of no further force or effect.

          10.11          Michigan Tobacco Tax Payable.  Hackney shall pay to Spartan prior to the fifteenth day of the calendar month immediately following the Closing Date all Taxes owed by Spartan to the State of Michigan for cigarette Tax on all stamped products and other tobacco product tax for other tobacco products that becomes payable as a result of the sale by Spartan to Hackney of tobacco products included in the Inventory.  Such amount shall be agreed upon by the parties as of the Closing Date.

          10.12          Spartan Contracts Not Included Among Business Contracts. Spartan and Hackney acknowledge that Spartan has certain contracts as set forth in Part 3.5, subpart 3, of the Disclosure Letter that do not pertain exclusively to Jiroch or Walker, but nonetheless involve operating assets of the Business (the "Spartan Operating Asset Contracts"). Spartan and Hackney each covenant and agree that it will use Commercially Reasonable Efforts to transfer the benefits and obligations of the Spartan Operating Asset Contracts to Hackney effective as of the Effective Time whether through (a) the assignment of a portion of the Spartan Operating Asset Contracts to Hackney; (b) the termination of the existing Spartan Operating Asset Contract and the entering into a new contract by Hackney; or (c) other means acceptable to the parties. If the benefits and obligations of any Spartan Operating Asset Contract are successfully transferred to Hackney pursuant to this Section 10.12, the subject matter of such contract shall be deemed an Asset transferred to Hackney, such contract (including any new contract) shall be deemed a Business Contract, and all Liabilities under such contract shall be deemed Assumed Liabilities.

ARTICLE 11
INDEMNIFICATION; REMEDIES

          11.1          Survival. All representations, warranties, covenants and obligations in this Agreement (except those contained in Sections 3.8(b) and 3.10), the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7.

          11.2          Indemnification and Reimbursement by Spartan. Spartan, Jiroch and Walker, jointly and severally, will indemnify and hold harmless Hackney, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Hackney Indemnified Persons"), and will reimburse the Hackney Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

          (a)          any Breach of any representation or warranty made by Spartan in this Agreement (taking into account the Disclosure Letter and any supplements thereto) or any other certificate, document, writing or instrument delivered by Spartan pursuant to this Agreement;

          (b)          any Breach of any covenant or obligation of Spartan in this Agreement or in any other certificate, document, writing or instrument (excluding the distribution agreements referenced in Section 5.12) delivered by Spartan pursuant to this Agreement;

          (c)          any Liability arising out of the ownership or operation of the Assets or the Business prior to the Effective Time other than the Assumed Liabilities;

          (d)          any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Spartan (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          (e)          any product or component thereof shipped, or any services provided by, Spartan prior to the Closing Date; and

          (f)          [reserved]

          (g)          any Retained Liabilities.

          11.3          Indemnification and Reimbursement by Spartan - Environmental Matters. In addition to the other indemnification provisions in this Article 11, Spartan, Jiroch, and Walker, jointly and severally, will indemnify and hold harmless Hackney and the other Hackney Indemnified Persons, and will reimburse Hackney and the other Hackney Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

          (a)          any Environmental, Health and Safety Liabilities arising out of: (i) the ownership or operation by Spartan at any time on or prior to the Closing Date of any of the Facilities, Assets or the Business, or (ii) any Hazardous Materials or other contaminants that were Released by Spartan on the Facilities or Assets at any time on or prior to the Closing Date; or

          (b)          any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets arising from any Hazardous Activity conducted by Spartan with respect to the Business or the Assets prior to the Closing Date or from any Hazardous Material that was Released into the Environment on or at any Facilities or Assets by Spartan at any time on or prior to the Closing Date.

Hackney will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3. Notwithstanding the foregoing, with respect to any claim relating to Environmental, Health and Safety Liabilities in which Hackney is required under applicable Legal Requirements to initiate or conduct a Remedial Action, Spartan shall only be responsible to provide indemnification with respect to the most economically reasonable Remedial Action required under applicable Legal Requirements. To the extent Hackney elects to implement a Remedial Action that is not the most economically reasonable, any excess expense relating to the Remedial Action shall be borne by Hackney and not Spartan.

          11.4          Indemnification and Reimbursement by Hackney. Hackney will indemnify and hold harmless Spartan, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Spartan Indemnified Persons"), and will reimburse Spartan Indemnified Persons, for any Damages arising from or in connection with:

          (a)          any Breach of any representation or warranty made by Hackney in this Agreement or in any certificate, document, writing or instrument delivered by Hackney pursuant to this Agreement;

          (b)          any Breach of any covenant or obligation of Hackney in this Agreement or in any other certificate, document, writing or instrument (excluding the distribution agreements references in Section 5.12) delivered by Hackney pursuant to this Agreement;

          (c)          any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Hackney (or any Person acting on Hackney's behalf) in connection with any of the Contemplated Transactions;

          (d)          any Assumed Liabilities;

          (e)          any Liability arising out of the ownership or operation of the Assets or the Business after the Effective Time other than the Retained Liabilities;

          (f)          any Environmental, Health and Safety Liabilities arising out of: (i) the ownership or operation by Hackney at any time after the Closing Date of any of the Facilities, Assets or the Business, or (ii) any Hazardous Materials or other contaminants that were Released on the Facilities or Assets by Hackney at any time after the Closing Date; and

          (e)          any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets arising from any Hazardous Activity conducted by Hackney with respect to the Business or the Assets after the Closing Date or from any Hazardous Material that was Released into the Environment on or at any Facilities or Assets by Hackney at any time after the Closing Date.

          11.5          Limitations on Amount - Spartan. Spartan, Walker and Jiroch shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds $500,000 and then only for the amount by which such Damages exceed $500,000. However, the foregoing basket will not apply to Retained Liabilities or to any intentional Breach by Spartan of any covenant or obligation, and Spartan, Jiroch and Walker will be jointly and severally liable for all Damages with respect to such Breaches. Spartan's, Walker's and Jiroch's total collective indemnification obligations under this Article 11 shall not exceed $12,000,000, provided however that Retained Liabilities shall not be included in the collective indemnification obligations used to determine the $12,000,000 amount.

          11.6          Limitations on Amount - Hackney. Hackney shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds $500,000 and then only for the amount by which such Damages exceed $500,000. However, the foregoing basket will not apply to any intentional Breach by Hackney of any covenant or obligation, and Hackney will be liable for all Damages with respect to such Breaches. Hackney's total indemnification obligations under this Article 11 shall not exceed $12,000,000, provided however that Assumed Liabilities shall not be included in the indemnification obligations used to determine the $12,000,000 amount.

          11.7          Time Limitations.

          (a)          If the Closing occurs, Spartan will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Article 10, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.14, 3.16, and 3.20, as to which a claim may be made at any time, and those in Section 3.8(b) and 3.10, as to which a claim shall not be made after Closing), only if on or before August 31, 2004, Hackney notifies Spartan of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Hackney.

          (b)          If the Closing occurs, Hackney will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before August 31, 2004, Spartan notify Hackney of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Spartan.

          11.8          Third-Party Claims.

          (a)          Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in Section 11.3) or 11.4 (an "Indemnified Person") of notice of the assertion or threat of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

          (b)          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

          (c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

          (d)          Each of Spartan and Hackney hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Hackney Indemnified Person or Spartan Indemnified Person (as the case may be) for purposes of any claim that a Hackney Indemnified Person or Spartan Indemnified Person (as the case may be) may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the other party with respect to such a claim anywhere in the world.

          (e)          With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          (f)          With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

          11.9          Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

          11.10          Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF

THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

          11.11          Additional Limitations on Indemnification. The indemnification obligations of Spartan under this Agreement are subject to the following additional limitations:

          (a)          To the extent Spartan indemnifies Hackney on any claim for which insurance or "pass through" warranty coverage from a manufacturer or other recovery or reimbursement from a third party is available to Hackney, Hackney will assign to Spartan, to the fullest extent allowable, its rights and causes of action with respect to such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, Spartan will be allowed to pursue such claim in the name of Hackney at Spartan's expense. Spartan will be entitled to retain for its own account all recoveries made as a result of any such action. Hackney will use Commercially Reasonable Efforts to provide Spartan reasonable assistance in prosecuting such claim, including making its books and records relating to such claim available to Spartan and making its employees and Representatives available for interviews and similar matters. If Hackney recovers from a third party any part of a claim that had been paid by Spartan pursuant to its indemnification obligations hereunder, Hackney will promptly remit to Spartan the amount of such recovery without regard to the time limitations imposed under this Article 11. Hackney shall be under no obligation to first pursue recovery from, or exhaust any remedies against, insurers, manufacturers or other third parties related to a claim under this Agreement;

          (b)          Neither Hackney nor Spartan will have any liability for indemnification (i) on account of consequential, incidental or indirect damages or losses and, in particular, no "multiple of profits" or other items will be applied in calculating any indemnity amount, or (ii) in respect of any claims that relate to the passing of, or any change in, after the Closing Date, any Legal Requirement or any accounting policy, principle or practice or any change in Tax rates in effect on the Closing Date, even if any such changes have retroactive effect or require action at a future date;

          (c)          Notwithstanding any other provision in this Agreement, Spartan will not be required to indemnify Hackney with respect to any Breach of this Agreement if on the date of this Agreement or the Closing Date Hackney had Knowledge of any fact, circumstance or occurrence that constitutes such Breach or such fact, circumstance or occurrence was disclosed in writing to Hackney before or at Closing (including in any supplements to the Disclosure Letter); and

          (d)          To the extent that any Breach by Spartan is capable of remedy or cure, as a condition precedent to asserting a claim concerning the Breach, Hackney will afford Spartan at least 30 Business Days to remedy or cure the Breach and provide to Spartan all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure.

          11.12.          Remedies Exclusive. Except in the case of fraud or intentional Breach or the exercise of equitable remedies by Hackney or Spartan to enforce the covenants contained in this Agreement, the right of a party to assert indemnification claims and receive indemnification payments pursuant to this Article 11 will be the sole and exclusive remedy exercisable by that party with respect to any Breach by another party of any provision of this Agreement, and each party hereby irrevocably waives and releases each other from any and all claims and other causes of action relating to this Agreement.

          11.13          Indemnification Based on Tobacco Sales. Notwithstanding anything to the contrary contained in this Agreement, Spartan shall not be required to indemnify Hackney under this Agreement with respect to Damages resulting from tobacco sales by Jiroch and Walker in the Ordinary Course of Business prior to the Effective Time ("Tobacco Damages") if (a) Hackney does not make such a claim for indemnification for Tobacco Damages prior to one year after the Effective Time, or (b) after the Closing Hackney or any director, officer, employee or legal counsel of Hackney disclose (except as required by applicable Legal Requirements or Order) to any Governmental Body or other Person the availability of indemnity under this Agreement, or the fact, circumstance or occurrence underlying or giving rise to the indemnification claim and knew or should have known that such disclosure could result in a claim that would be subject to indemnification. In addition, Spartan shall only be required to indemnify Hackney for Tobacco Damages under this Agreement for such a claim if it is a result of a Third Party Claim in a Proceeding against Hackney prior to one year after the Effective Time alleging that Hackney is liable as a successor with respect to tobacco products distributed by Jiroch or Walker before the Closing Date. To the extent recovery or reimbursement from a manufacturer of tobacco products (or its affiliates) or from an insurer is available to Hackney to cover any Tobacco Damages, Hackney will use Commercially Reasonable Efforts to recover the amount of the claim from such other party and will only seek indemnification against Spartan if it fails to obtain such reimbursement or if such reimbursement is insufficient to satisfy the claim (and in the latter instance will only seek indemnity for the amount of such deficiency). Notwithstanding anything to the contrary contained in this Agreement, Spartan's, Walker's and Jiroch's total collective indemnification obligations with respect to Tobacco Damages shall not exceed $34,000,000.

ARTICLE 12
GENERAL PROVISIONS

          12.1          Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Spartan will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy (and all endorsements thereto), including premiums and search fees. Hackney will pay one-half and Spartan will pay one-half of any HSR Act filing fee and the cost of the Surveys. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

          12.2          Public Announcements. Spartan may make such disclosures of this Agreement and the Contemplated Transactions as it reasonably deems necessary to comply with state and federal securities laws and the requirements of The NASDAQ Stock Market. It shall consult with Hackney concerning the content and timing of such disclosures. Any other public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Hackney and Spartan determine. Spartan and Hackney will consult with each other concerning the means by which Spartan's employees, customers, suppliers and others having dealings with Spartan will be informed of the Contemplated Transactions, and Hackney will have the right to be present for any such communication. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

          12.3          Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Spartan:
850 76th Street NW
P.O. Box 8700
Grand Rapids, MI 49518-8700
Attention: David M. Staples, Executive Vice President and Chief Financial Officer
Fax: 616-878-2775
E-mail address: Dave_Staples@spartanstores.com

with a mandatory copy to:
Warner Norcross & Judd
900 Fifth Third Center
111 Lyon Street NW
Grand Rapids, MI 49503-2487
Attn: Alex DeYonker
Fax: 616-222-2752
E-mail address: adeyonker@WNJ.com

Hackney:
300 Fidelity Building
502 S. Gay Street
Knoxville, TN 37902
Attention: William B. Sansom
Fax: 865-546-1501

with a mandatory copy to:
Egerton, McAfee, Armistead & Davis, P.C.
1400 Riverview Tower
900 S. Gay Street
Knoxville, TN 37902
Fax: 865-525-5293
E-mail address: hslatery@emadlaw.com
Attn: Herbert H. Slatery III

Each recipient of a notice sent by facsimile or E-mail shall immediately acknowledge receipt by like means.

          12.4          Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          12.5          Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Hackney and Spartan) and constitutes (along with the letter agreement regarding confidentiality dated October 29, 2002, the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

          12.6          Disclosure Letter.

          (a)          The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Spartan as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

          (b)          The disclosures in the Disclosure Letter with respect to a particular representation and warranty shall be considered a disclosure for purposes of any other representation and warranty for which such disclosure would be appropriate. Inclusion of an item in the Disclosure Letter or delivery of a document pursuant to the Disclosure Letter or this Agreement is not an admission of materiality with respect to the item or document.

          12.7          Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Hackney may (a) assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Hackney, (b) assign its rights with respect to the Real Property and the acquisition of the same to Woodstone Enterprises, L.P., and (c) collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions, which assignment shall not operate to release Hackney from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7.

          12.8          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          12.9          Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

          12.10          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          12.11          Governing Law. This Agreement will be governed by and construed under the laws of the State of Michigan without regard to conflicts-of-laws principles that would require the application of any other law, provided however that the law of the state in which any Facility is located shall govern the transfer of such Facility to Hackney in accordance with this Agreement.

          12.12          Waiver Of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

          12.13          Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPARTAN STORES, INC.

By: /s/ Craig C. Sturken

Name: Craig C. Sturken

Title: President and CEO

[Other Signatures Follow]

L&L/JIROCH DISTRIBUTING COMPANY

By: /s/ David M. Staples

Name: David M. Staples

Title: Treasurer

J.F. WALKER COMPANY, INC.

By: /s/ David M. Staples

Name: David M. Staples

Title: Treasurer

THE H.T. HACKNEY CO.

By: /s/ William B. Sansom

Name: William B. Sansom

Title: Chairman and Chief Executive Officer

Exhibits Omitted Pursuant to Item 601(b)(2) of Regulation S-K

          The exhibits listed below will, in accordance with Item 601(b)(2) of Regulation S-K, be furnished supplementally to the Securities and Exchange Commission upon request.

Exhibit 1(a):	Description of Land
Exhibit 1(b):	Permitted Encumbrances
Exhibit 2.1:	Assets Sold by Spartan
Exhibit 2.5:	Allocation of Purchase Price
Exhibit 2.7(a)(i):	Bill of Sale
Exhibit 2.7(a)(ii):	Assignment and Assumption Agreement
Exhibit 2.8:	Net Asset Value Based on Interim Balance Sheet
Exhibit 5.12(a):	Hackney Distribution Agreement
Exhibit 5.12(b):	Spartan Distribution Agreement
Exhibit 5.12(c):	Spartan Customers
Exhibit 7.3:	Material Consents - Closing Condition of Hackney
Exhibit 7.4(a):	Legal Opinion of Warner Norcross & Judd LLP
Exhibit 8.4:	Legal Opinion of Egerton, McAfee, Armistead & Davis, P.C.
Exhibit 10.5:	Convenience Stores Customers